EXHIBIT 10.5

NOTICE OF OPTION GRANT
under the
ALBEMARLE CORPORATION 2017 INCENTIVE PLAN

No. of shares subject to option: _«Stock_Options_»_
This GRANT, made as of the _____ day of ___________, _____ by Albemarle Corporation, a Virginia corporation (the “Company”), to «First_Name» «Last_Name» (“Participant”), is made pursuant and subject to the provisions of the Company’s 2017 Incentive Plan (the “Plan”), a copy of which has been given to Participant. All terms used herein that are defined in the Plan have the same meanings given them in the Plan.

1.    Grant of Option. Pursuant to the Plan, the Company, on ____________, _____ (“Grant Date”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of the aggregate of _______ shares of Common Stock at the option price of $XX.XX per share (the “Option Price”) (this grant referred to herein as the “Option”), being not less than the Fair Market Value per share of the Common Stock on the Grant Date of the Option. Such Option will be exercisable as hereinafter provided. This Option is not intended to be treated as an incentive stock option under Code section 422.
2.    Expiration Date. The Expiration Date of this Option is the date that is ten (10) years from the Grant Date. This Option may not be exercised on or after the Expiration Date.
3.    Vesting of Option. Except as provided in paragraphs 7, 8, or 10, this Option shall become vested on the third anniversary of the Grant Date.
4.    Exercisability of Option. Except as provided in paragraphs 7, 8, or 10, this Option shall become exercisable on the third anniversary of the Grant Date. Once the Option has become exercisable in accordance with the preceding sentence, it shall continue to be exercisable until the termination of Participant’s rights hereunder pursuant to paragraphs 7, 8, or 10, or until the Expiration Date, if earlier. A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the terms and conditions of the Plan and those set forth herein.
5.    Method of Exercising and Payment for Shares. This Option shall be exercised through a licensed brokerage firm at Participant’s expense, in conjunction with established procedures and coordinated with the Company’s Human Resources and Law Departments. From time to time the procedures for exercising this Option may be subject to modification by the aforesaid departments, but in no case shall the number of shares subject to the Option or its terms for vesting be changed by the procedures for exercise or by the modification thereof. Procedures for the exercise of this Option will be provided to Participant by the Company’s Human Resources Department.
6.    Nontransferability. This Option is nontransferable except by will or the laws of descent and distribution. During Participant’s lifetime, this Option may be exercised only by Participant.

7.    Upon a Qualifying Termination Event.
(a)    Notwithstanding anything in this Option to the contrary, if, prior to the forfeiture of the Option under paragraph 9, Participant experiences a Qualifying Termination Event (as defined below), the Option shall become vested as to a pro-rata portion of the Option, as determined in accordance with the following sentence. The pro-rata portion of the Option that shall vest pursuant to the preceding sentence shall be equal to 1/36th of the shares subject to the Option, for each full month of service performed by the Participant after the Grant Date and prior to the Qualifying Termination Event. The non-vested portion of the Option shall be forfeited.
(b)    The vested portion of the Option may be exercised beginning on the third anniversary of the Grant Date and shall remain exercisable according to the terms provided in paragraph 4, and the Participant or Participant’s beneficiary (or estate as the case may be) may exercise this Option during the remainder of the period preceding the Expiration Date. Participant shall have the right to designate his beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a beneficiary, or if at the time of his death there is no surviving beneficiary, this Option may be exercised by his estate.
8.    Exercise of Vested Option After Other Termination of Employment. Except as provided in paragraph 7, in the event Participant ceases to be employed by the Company or an Affiliate, the rules under this paragraph 8 shall apply. If Participant ceases to be employed after the Option has vested in accordance with paragraph 3, but prior to the Expiration Date, Participant may exercise this Option with respect to the shares he is entitled to purchase pursuant to paragraphs 3 and 4 above within sixty (60) days of the date of such termination of employment (but in no event later than the Expiration Date). Any portion of the vested Option that is not exercised within the foregoing sixty (60) day period shall be immediately forfeited.
9.    Forfeiture. Any non-vested portion of the Option that does not become vested pursuant to paragraph 3, 7(a) or 10, shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason.
10.    Change in Control. In the event of a Change in Control (as defined in the Plan) prior to the forfeiture of the Option under paragraph 9, the provisions of this paragraph 10 shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan.
(a)    Any Replacement Award made to the Participant shall provide that if the Participant is terminated by the Company other than for Cause or voluntarily resigns for Good Reason (as defined in paragraph 11) concurrent with or within two (2) years after the date of the Change in Control, the non-vested Replacement Award shall become immediately vested and shall be exercisable as provided in paragraph 7(b), beginning on the third anniversary of the Grant Date. The Committee shall have the discretion to determine the terms of any Replacement Award in compliance with the Plan and applicable law. For purposes of paragraphs 9 and 11, references to the Company or an Affiliate shall also include any successor entity.
(b)     Notwithstanding the provisions of subparagraph (a) hereof, in connection with a Change in Control where the Company’s shares continue to be traded on the New York Stock Exchange or another established securities market and this Option remains in effect, if the Participant is terminated by the Company other than for Cause or voluntarily resigns for Good Reason (as defined in paragraph 11) concurrent with or within two (2) years after the date of the Change in Control, the non-vested Option shall become immediately vested and shall be exercisable as provided in paragraph 7(b) beginning on the third anniversary of the Grant Date.
11.    Qualifying Termination Event and Other Terms.
(a)    For purposes of this Option, Qualifying Termination Event shall mean a Participant’s death, Disability, Retirement while in the employ of the Company or an Affiliate, or termination by the Company or an Affiliate other than for Cause.
(i)“Disability” shall mean a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.
(ii)“Retirement” shall mean termination of employment after having attained age 55 and completed at least 10 years of service with the Company or an Affiliate.
(b)    “Good Reason” for purposes of paragraph 10 shall mean
(i)a change in the Participant’s position which in the Participant’s reasonable judgment does not represent a promotion of the Participant’s status or position immediately prior to the Change in Control or the assignment to the Participant of any duties or responsibilities, or diminution of duties or responsibilities, which in the Participant’s reasonable judgment are inconsistent with the Participant’s position in effect immediately prior to the Change in Control;
(ii)a reduction by the Company in the annual rate of the Participant’s base salary as in effect immediately prior to the date of a Change in Control;
(iii)the Company’s requiring the Participant’s office nearest to the Participant’s principal residence to be located at a different place which is more than thirty-five (35) miles from where such office is located immediately prior to a Change in Control;
(iv)the failure by the Company to continue in effect compensation or benefit plans in which the Participant participates, which in the aggregate provide the Participant compensation and benefits substantially equivalent to those prior to a Change in Control; or
(v)the failure of the Company to obtain a satisfactory agreement from any applicable successor entity to assume and agree to perform under any Severance Compensation Agreement.
In order for one of the foregoing events to constitute Good Reason, (i) Participant must notify the Company in writing no later than 90 days after the relevant event stating which Good Reason event has occurred, and (ii) the Company shall not have corrected the Good Reason event within thirty (30) days after Participant’s notice.
(c)    If the events described in (a)(i) and (ii) or paragraph 10 occur after the date that the Participant is advised (upon recommendation by the Committee) that his employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent him from being in good standing with the Company, accelerated vesting shall not occur and all rights under this Option shall terminate, and this Option shall expire on the date of Participant’s termination of employment. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.
12.    Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.
13.    No Right to Continued Employment. This Option does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.
14.    Change in Capital Structure. The terms of this Option shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.
15.     Governing Law. This Option shall be governed by the laws of the Commonwealth of Virginia and applicable Federal law. All disputes arising under this Option shall be adjudicated solely within the state or Federal courts located within the Commonwealth of Virginia.
16.    Conflicts.
(a)    In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Option, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.
(b)    In the event of any conflict between the provisions of this Option and the provisions of any separate Agreement between the Company and the Participant, including, but not limited to, any Severance Compensation Agreement, the provisions of this Option shall govern.
17.     Binding Effect. Subject to the limitations set forth herein and in the Plan, this Option shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.
18.     Taxes. Tax withholding requirements attributable to the exercise of this Option, including employment taxes, Federal income taxes, and state and local income taxes with respect to the state and locality where, according to the Company's system of records, the Participant resides at the time the Option is exercised, except as otherwise might be determined to be required by the Company, will be satisfied by the Participant as instructed in the established procedures for exercising this Option; provided, however, that the foregoing employment, Federal, state and local income tax withholding provision shall be subject to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States. It is the Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of exercising this Option.

19.    Recoupment. In addition to any other applicable provision of the Plan, this Option is subject to the terms of the separate Albemarle Corporation Recoupment Policy, as such Policy may be amended from time to time.

IN WITNESS WHEREOF, the Company has caused this Option to be signed by a duly authorized officer.
ALBEMARLE CORPORATION

By:    _______________________________